Exhibit 10.27

August 14, 2008.

William D. Kirkland
President & CEO
Collexis Holdings, Inc.
1201 Main Street
Suite 980
Columbia, SC 29201

Dear Bill,

Thank you for reaching out to us - we are very excited by the prospect of helping Collexis to develop a roadmap for the next phase of its commercialization.

OUR UNDERSTANDING

Collexis. Collexis Holdings, Inc. (OTC: CLXS), headquartered in Columbia, South Carolina, has a mission to provide software that supports knowledge extraction and discovery across multiple industries. It develops software that supports the market-building tools to search and mine sets of information. In addition to the standard data and information retrieval capabilities, the Company's technology is able to discover relationships between elements of different information items, via clustering and/or aggregation, and thus uncover important implicit knowledge. Collexis Engine 6.0 software enables discovery through identification, ordering, and aggregation of ideas and concepts. It can create ‘fingerprints’ of texts, such as articles, Web pages, books, and internal and external databases, which can be used in turn to find the relevant information for a researcher or business professional.

Collexis has completed several initiatives over the past year, including the acquisition of Lawriter (500,000 members), the launch of a medical social network (30,000 registered users), the launch of new marketing partnerships (Thomson Web of Science), and the acquisition and reorganization of internal software and technology development capabilities.

Booz & Company (N.A.) Inc. 101 Park Avenue New York, NY 10178 Tel 1 212 551 6309 Fax 1 212 551 6732 www.booz.com

August 14, 2008.

So, you are looking for a consultant with both relevant industry expertise and deep functional expertise to help Collexis develop an optimal near- to mid-term roadmap for value-maximizing commercialization. Specifically, you would like to address the following questions:

•	What applications should Collexis develop next, and for which markets first?
•	Which geographic markets should be prioritized?
•	What verticals should Collexis target?
•	What revenue models should be employed, for which markets, and for which applications?
•	What is the best channel(s) to market for Collexis? Should it build its own salesforce, or partner with another? Whom?

Booz & Company is uniquely qualified to support Collexis in this effort. We bring experience in similar engagements, as well as significant industry expertise.

We estimate 6 weeks to complete this assignment and anticipate working closely with the Collexis senior team to maintain direction and perspective throughout the project. Therefore, the availability of key stakeholders to participate in this effort will be important.

The time frame also relies on participation and insights from industry professionals. We will leverage these interviews with key opinion leaders to obtain their views on likely future demand for Collexis’ and other related products.

We will perform a detailed review of Collexis’ product portfolio, including assessing factors including, but not limited to:

•	User experience compared to alternative sources and tools
•	High-level understanding of how Collexis and competitive and complementary products fit into the workflow to meet end-user needs within specific verticals
•	Key advantages of current and planned development
•	Development and marketing plans and schedule

We will develop the optimal roadmap for the next phase of your commercialization efforts. The selection process will involve the prioritization of opportunities based on their intrinsic value, risk profile and other attributes, such as the preferences and utility curve of your key stakeholders. .

We will staff this assignment with resources that draw on the full range of capabilities of Booz & Company. We have assembled an experienced team of professionals to support Collexis in this effort. We propose a senior team with the experience and insight into strategic issues that Collexis faces. Our senior time commitment is a reflection of how we view the importance and complexity of this effort. We will be supported in the background by our core team of consultants to fully leverage our impact.

August 14, 2008.

Based on the discussions we have had and the outlined in this document, we believe this assignment will take 6 weeks to complete. Booz & Company’s charge for professional consulting fees for the activities and size of team outlined would result in overall professional fees of $354,000, plus expenses as incurred. All engagement related expenses for travel, research, report production and the like will be charged in addition to the professional fees.

Booz & Company will devote its best professional efforts to this assignment. All findings, conclusions, and recommendations will represent our best judgment based on the information available. A copy of our terms and conditions are attached as Appendix I. To authorize us to begin work and acknowledge your agreement to this proposal, including the terms and conditions, please sign this proposal and return to us.

* * * * * * * * * * *

Bill, we look forward to getting started and working with you on this most important strategic initiative.

By:	/s/Justin Pettit
BOOZ & COMPANY INC.
Vice President

Accepted and Agreed to:

By:	/s/William D. Kirkland
President and CEO
Collexis Holdings, Inc.

Date:_August 14, 2008

cc: M. Egol
C. Vollmer

APPENDIX I

1.	Scope Of Work: Booz & Company Inc. (“Booz & Company”) hereby agrees to perform the work described in the attached proposal to Client (the “Proposal”).

2.
Compensation: Client agrees to pay Booz & Company for the services rendered to the Client pursuant to this Agreement and to reimburse Booz & Company for expenses incurred in connection with providing such services in accordance with the attached Proposal.

3.
Confidentiality: Each party shall keep confidential and shall not use (except in connection with this Agreement) any confidential information disclosed to it by the other party. The parties agree that the following shall not constitute “confidential information”:

(i) information that was in the public domain or in the possession of the receiving party at the time of disclosure to that party by the other party,

(ii)  information independently developed by a party,

(iii)  information that subsequently comes into the public domain through no fault of the receiving party, and

(iv)  information that is also disclosed to the receiving party by a third party who is under no obligation to the disclosing party to keep that information confidential.

The foregoing notwithstanding, Booz & Company may serve other clients in the same industry as long as it does so without compromising its responsibility to maintain the confidentiality of Client’s confidential information including parties with whom you compete or have a commercial relationship.

4.
Cooperation: Both Booz & Company and Client acknowledge and agree that successful completion of this assignment will require their full and mutual good faith cooperation. The development tasks to be performed by Client personnel, including staffing requirements, and the obligations of Client regarding such personnel, are as set forth in the Proposal. In addition to performing those tasks identified in the Proposal, Client agrees to provide such services, equipment, software and support as are stated to be Client's responsibility in the Proposal. Client further agrees that information provided to Booz & Company shall be complete, accurate and prompt, that its reviews of Booz & Company work shall be timely and shall be performed by personnel fully familiar with Client’s business and requirements.

5.
Use of Information: Client understands and agrees that in performing this assignment Booz & Company will be using publicly available information and information in reports and other material provided by others, including, without limitation, information provided by Client, and that Booz & Company does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. All estimates and projections contained in our work product will be based on data and information obtained from the sources cited and contain significant elements of subjective judgment and analysis, which may or may not be correct.

6.
Use of Work Product: Client understands and agrees that all reports, analyses or other material provided by Booz & Company are solely for client’s information and use in connection with the assignment and that no third party may rely on our work product. Booz & Company shall retain all rights to concepts, approaches, methodologies, models, tools, generic industry information, knowledge and experience possessed by Booz & Company prior to, or acquired by it during, the performance of the assignment.

7.
Limitation of Liability: Booz & Company shall have no liability with respect to its obligations under this Agreement or otherwise for consequential, incidental or punitive damages even if it has been advised of the possibility of such damages. In any event, the liability of Booz & Company to Client for any reason and upon any cause of action shall be limited to the amount paid to Booz & Company by Client hereunder. This limitation applies to all causes of action in the aggregate, including without limitation to breach of contract, breach of warranty, negligence, strict liability, misrepresentations, and other torts. Both parties understand and agree that the remedies and limitations herein allocate the risks of product and service nonconformity between the parties as authorized by applicable laws. The fees proposed herein reflect this allocation of risk and the exclusion and limitation of damages in the Proposal and this Agreement.

8.
Indemnification: Client hereby agrees to indemnify and hold Booz & Company harmless from and against all claims, liability, losses, damages and expenses as they are incurred, including legal fees and disbursements and the cost of Booz & Company personnel time at normal professional rates relating to or arising out of any transaction or matter which is related to the subject matter of the assignment. Client shall not, however, be liable under this indemnity to the extent that any such claims, liability, losses, damages and expenses result from the gross negligence or willful default of Booz & Company.

9.
Dispute Resolution: Any dispute whatsoever between the parties arising out of or relating to the assignment shall be settled by arbitration in New York, New York under the Rules of Arbitration of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration shall be conducted in English by three Arbitrators. The party initiating arbitration shall appoint an Arbitrator in its arbitration notice to the other party who shall appoint the second Arbitrator within 30 days of receipt of the notice. If the second party shall fail to appoint an Arbitrator within that period then the second Arbitrator shall be appointed by the AAA. The first two Arbitrators shall appoint a third Arbitrator within 30 days of the appointment of the second Arbitrator. If the first two Arbitrators fail to appoint a third Arbitrator within that period, the third Arbitrator shall be appointed by the AAA. Judgment upon the award rendered by the AAA may be entered in any Court having jurisdiction thereof.

10.
Termination: In the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination. The Client may also terminate this Agreement at any time by giving Booz & Company thirty days’ written notice to that effect; in such event, Booz & Company shall be entitled to payment for services rendered and for expenses and obligations incurred in connection with this Agreement prior to the effective date of termination.

11.
Independent Contractor: Booz & Company is an independent contractor and not an agent or representative of Client. No employee of Booz & Company shall be deemed an employee of Client. Except as otherwise expressly agreed, Client will not have control over Booz & Company or its employees. Booz & Company agrees that it shall be Booz & Company's responsibility to withhold all federal, state or local income taxes, social security taxes, unemployment and other payroll taxes required by law to be withheld from the compensation of the employees performing services hereunder.

12.
Equal Opportunity: Booz & Company agrees that it will not discriminate against any employee or applicant for employment on account of race, color, religion, sex, sexual preference, handicap or national origin. Booz & Company certifies that it has developed and presently has in full force and effect a written affirmative action compliance program in accordance with the requirements set forth in 41 C.F.R.

13.	Laws And Regulations: Booz & Company agrees, in connection with the performance of services hereunder, to comply with all applicable federal, state or local laws and regulations.

14.
Third-Party Hardware and Software: The parties understand that any work product delivered under this Agreement may include certain third-party hardware and/or software products. It is acknowledged by Client that Client shall be solely responsible for obtaining licenses to such third-party software, if such software is not already in Client’s possession, including the right to incorporate such software into its systems. Booz & Company makes no warranties or representations hereunder, express or implied, as to the quality, capabilities, operations, performance or suitability of any third-party hardware or software including the ability to integrate with any software developed for Client, and the quality, capabilities, operations, performance and suitability of such third-party hardware or software lies solely with Client and the vendor or supplier of that hardware or software.

15.
No Third-Party Beneficiaries: Booz & Company and the Client mutually agree that this Agreement is intended by them to be solely for the benefit of the parties hereto and that no third parties may rely on any reports, analyses or other material provided by Booz & Company or shall obtain any direct or indirect benefits from the Agreement, have any claim or be entitled to any remedy under this Agreement or otherwise in any way be regarded as third-party beneficiaries under this Agreement.

16.
Securities: No reference may be made to Booz & Company in any prospectus, proxy statement, offering memorandum, or similar document without Booz & Company’s prior written consent, which Booz & Company may, in its discretion, withhold.

17.
Best Efforts: Booz & Company agrees to undertake this assignment on a best efforts basis and that its findings and recommendations will reflect its best judgment based on the information available to it.

18.	Assignment: The Client and Booz & Company agree that neither party may assign its rights under this Agreement without the prior written consent of the other party.

19.
Force Majeure: Neither party shall be liable to the other for any delay or failure to perform any of the services or obligations set forth in this Agreement due to a cause beyond its reasonable control. Performance times shall be considered extended for the period required to make up the work lost because of such cause.

20.
Miscellaneous: The attached Proposal and these terms and conditions constitute the entire agreement and understanding between the parties with respect to the subject hereof and merges and supersedes all prior discussions and writings with respect hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as if it were executed and were to be performed entirely within the State of New York. No modification, alteration or amendment of this Agreement shall be effective unless contained in a writing that is signed by both parties and that specifically refers to this Agreement. In the event that any term or provision of this Agreement shall, for any reason, be held to be illegal, invalid or unenforceable under the laws, regulations or ordinances of any federal, state or local government authority to which this Agreement is subject, such term or provision shall be deemed severed from this Agreement, and the remaining terms and provisions will be unaffected thereby.

21.	Headings: The headings in these Terms and Conditions are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.